Exhibit 99.3

Item 8.Consolidated Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
The Management Network Group, Inc.
Overland Park, Kansas

We have audited the accompanying consolidated balance sheets of The Management Network Group, Inc. and subsidiaries (the “Company”) as of December 28, 2013 and December 29, 2012, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the 52-week periods ended December 28, 2013 and December 29, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 28, 2013 and December 29, 2012 and the results of their operations and their cash flows for the 52-week periods ended December 28, 2013 and December 29, 2012 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 5 to the financial statements, the accompanying 2013 and 2012 financial statements have been retrospectively adjusted for the change in segments.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

March 28, 2014 (August 12, 2014 as to the effects of the change in segments described in note 5)

THE MANAGEMENT NETWORK GROUP, INC.

CONSOLIDATED BALANCE SHEETS

	December 28, 2013	December 29, 2012
	(In thousands, except share data)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$13,780	$12,177
Receivables:
Accounts receivable — billed & unbilled	11,864	12,975
Less: Allowance for doubtful accounts	(148)	(213)

Net receivables	11,716	12,762
Prepaid and other current assets	1,751	658

Total current assets	27,247	25,597

NONCURRENT ASSETS:
Property and equipment, net	1,202	1,355
Goodwill	8,225	8,160
Other noncurrent assets	150	204

Total Assets	$36,824	$35,316

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Trade accounts payable	$2,036	$975
Accrued payroll, bonuses and related expenses	4,249	4,003
Accrued severance liability	1,491	-
Deferred revenue	591	605
Other accrued liabilities	1,631	1,809

Total current liabilities	9,998	7,392

NONCURRENT LIABILITIES:
Deferred income tax liabilities	586	472
Other noncurrent liabilities	342	441

Total noncurrent liabilities	928	913

Commitments and contingencies (Note 10)
STOCKHOLDERS' EQUITY:
Common stock:
Voting — $.005 par value, 20,000,000 shares authorized; 8,491,382 (including 454,760 treasury shares) and 7,667,708 (including 440,000 treasury shares) shares issued as of December 28, 2013 and December 29, 2012, respectively; 8,036,622 and 7,227,708 shares outstanding as of December 28, 2013 and December 29, 2012, respectively	42	38
Preferred stock — $.001 par value, 2,000,000 shares authorized as of December 28, 2013 and $.001 par value, 10,000,000 shares authorized as of December 29, 2012; no shares issued or outstanding as of December 28, 2013 and December 29, 2012
Additional paid-in capital	178,054	177,278
Accumulated deficit	(144,796)	(142,744)
Treasury stock, at cost	(3,589)	(3,545)
Accumulated other comprehensive income —
Foreign currency translation adjustment	(3,813)	(4,016)

Total stockholders' equity	25,898	27,011

Total Liabilities and Stockholders' Equity	$36,824	$35,316

See notes to consolidated financial statements.

THE MANAGEMENT NETWORK GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Fifty-Two Weeks Ended December 28, 2013	Fifty-Two Weeks Ended December 29, 2012
	(in thousands, except share data)

Revenues	$55,371	$53,009
Cost of services	34,529	32,951
Gross Profit	20,842	20,058
Selling, general and administrative expenses (includes non-cash share-based compensation expense of $737 and $20 for the fiscal years ended December 28, 2013 and December 29, 2012, respectively)	22,784	21,155
Loss from operations	(1,942)	(1,097)
Other income	4	16
Loss before income taxes	(1,938)	(1,081)
Income tax provision	(114)	(106)
Net loss	(2,052)	(1,187)
Other comprehensive loss:
Foreign currency translation adjustment	203	314
Comprehensive loss	$(1,849)	$(873)

Net loss per common share
Basic and diluted	$(0.29)	$(0.17)

Weighted average shares used in calculation of net loss per common share
Basic and diluted	7,131	7,103

See notes to consolidated financial statements.

THE MANAGEMENT NETWORK GROUP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended
	December 28,	December 29,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(2,052)	$(1,187)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	670	767
Share-based compensation	737	21
Deferred tax expense	114	106
Other	(75)	10
Other changes in operating assets and liabilities:
Accounts receivable, net	1,261	(1,154)
Prepaid and other assets	(999)	112
Trade accounts payable	1,008	50
Deferred revenue	(26)	360
Accrued severance liability	1,491	-
Accrued liabilities	(78)	17

Net cash provided by (used in) operating activities	2,051	(898)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property and equipment	(525)	(289)

Net cash used in investing activities	(525)	(289)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchase of common stock	(44)	-
Issuance of common stock through employee stock purchase plan	43	42

Net cash (used in) provided by financing activities	(1)	42

Effect of exchange rate on cash and cash equivalents	78	72

Net increase (decrease) in cash and cash equivalents	1,603	(1,073)
Cash and cash equivalents, beginning of period	12,177	13,250
Cash and cash equivalents, end of period	$13,780	$12,177

Supplemental disclosure of cash flow information:
Accrued property and equipment additions	$136	$260
Leasehold improvements acquired through lease incentive	$113	$-

See notes to consolidated financial statements.

THE MANAGEMENT NETWORK GROUP, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock $.005 Par Voting		Additional Paid In	Accumulated	Treasury	Accumulated Other Comprehensive
	Shares	Amount	Capital	Deficit	Stock	Income	Total
	(In thousands, except share data)
Balance, December 31, 2011	7,533,872	$38	$177,215	$(141,557)	$(3,545)	$(4,330)	$27,821
Shares issued for employee stock purchase plan	23,836		42				42
Non-vested stock grants	110,000						-
Share-based compensation			21				21
Other comprehensive income — Foreign currency translation adjustment						314	314
Net loss				(1,187)			(1,187)

Balance, December 29, 2012	7,667,708	$38	$177,278	$(142,744)	$(3,545)	$(4,016)	$27,011

Shares issued for employee stock purchase plan	23,674		43				43
Non-vested stock grants	800,000	4	(4)				-
Purchases of treasury stock					(44)		(44)
Share-based compensation			737				737
Other comprehensive income — Foreign currency translation adjustment						203	203
Net loss				(2,052)			(2,052)

Balance, December 28, 2013	8,491,382	$42	$178,054	$(144,796)	$(3,589)	$(3,813)	$25,898

See notes to consolidated financial statements.

THE MANAGEMENT NETWORK GROUP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations - On February 3, 2014, The Management Network Group, Inc. ("Cartesian" or the "Company") announced that it will operate around the world under the unified brand name "Cartesian". Cartesian was founded in 1990 as a management consulting firm specializing in providing consulting services to the converging communications industry and the financial services firms that support it. A majority of the Company's revenues are from customers in the United States, United Kingdom, and Western Europe. Cartesian's corporate offices are located in Overland Park, Kansas.

Principles of Consolidation - The consolidated financial statements include the accounts of Cartesian and its wholly-owned subsidiaries. All inter-company accounts and transactions have been eliminated in consolidation.

Name of Subsidiary	Date Formed/Acquired
TMNG Europe Ltd. ("TMNG Europe")	March 19, 1997
The Management Network Group Canada Ltd.	May 14, 1998
TMNG.com, Inc.	June 18, 1999
TMNG Marketing, LLC	September 5, 2000
TMNG Technologies, Inc.	August 27, 2001
Cambridge Strategic Management Group, Inc. ("CSMG")	March 6, 2002
Cambridge Adventis Ltd.	March 17, 2006
Cartesian Ltd. ("Cartesian Limited")	January 2, 2007
RVA Consulting, LLC ("RVA")	August 3, 2007
TWG Consulting, Inc.	October 5, 2007

Fiscal Year - The Company reports its operating results on a 52/53-week fiscal year basis. The fiscal year end is determined as the Saturday ending nearest December 31. The fiscal years ended December 28, 2013 and December 29, 2012 each include 52 weeks of operating results and consists of four equal 13-week quarters. The fiscal years ended December 28, 2013 and December 29, 2012 are referred to herein as fiscal years 2013 and 2012, respectively.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. As described in further detail below, significant estimates include the estimates of costs to complete used to recognize revenues on fixed fee contracts, estimates utilized in measuring the fair value of our reporting units with goodwill, estimates used to determine the liability related to the arbitration with our former chief executive officer and estimates used to determine the recoverability of deferred contract costs.

Revenue Recognition - The Company recognizes revenue from time and materials consulting contracts in the period in which its services are performed. In addition to time and materials contracts, the Company also has fixed fee contracts. The Company recognizes revenues on milestone or deliverables-based fixed fee contracts and time and materials contracts not to exceed contract price using the percentage of completion-like method described by Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") 605-35," Revenue Recognition - Construction-Type and Production-Type Contracts. " For fixed fee contracts where services are not based on providing deliverables or achieving milestones, the Company recognizes revenue on a straight-line basis over the period during which such services are expected to be performed. In connection with some fixed fee contracts, the Company may receive payments from customers that exceed revenues up to that point in time. The Company records the excess of receipts from customers over recognized revenue as deferred revenue. Deferred revenue is classified as a current liability to the extent it is expected to be earned within twelve months from the date of the balance sheet.

The FASB ASC 605-35 percentage-of-completion-like methodology involves recognizing revenue using the percentage of services completed, on a current cumulative cost to total cost basis, using a reasonably consistent profit margin over the period. Due to the longer term nature of these projects, developing the estimates of costs often requires significant judgment. Factors that must be considered in estimating the progress of work completed and ultimate cost of the projects include, but are not limited to, the availability of labor and labor productivity, the nature and complexity of the work to be performed, and the impact of delayed performance. If changes occur in delivery, productivity or other factors used in developing the estimates of costs or revenues, the Company revises its cost and revenue estimates, which may result in increases or decreases in revenues and costs, and such revisions are reflected in income in the period in which the facts that give rise to that revision become known.

The Company develops, installs and supports customer software in addition to the provision of traditional consulting services. The Company recognizes revenue in connection with its software sales agreements under ASC 985-605, utilizing the percentage of completion-like method described in ASC 605- 35. These agreements include software right-to-use licenses ("RTU's") and related customization and implementation services. Due to the long-term nature of the software implementation and the extensive software customization based on normal customer specific requirements, both the RTU’s and implementation services are treated as a single element for revenue recognition purposes.

In addition to the professional services related to the customization and implementation of its software, the Company may also provide post-contract support ("PCS") services, including technical support and maintenance services as well as other professional services not essential to the functionality of the software. For those contracts that include PCS service arrangements which are not essential to the functionality of the software solution, the Company separates the FASB ASC 605-35 software services and PCS services utilizing the multiple-element arrangement model prescribed by FASB ASC 605-25, "Revenue Recognition - Multiple-Element Arrangements ". FASB ASC 605-25 addresses the accounting treatment for an arrangement to provide the delivery or performance of multiple products and/or services where the delivery of a product or system or performance of services may occur at different points in time or over different periods of time. The Company utilizes FASB ASC 605-25 to separate the PCS service elements and allocate total contract consideration to the contract elements based on the relative fair value of those elements utilizing PCS renewal terms as evidence of fair value. Revenues from PCS services are recognized ratably on a straight-line basis over the term of the support and maintenance agreement.

Cash and Cash Equivalents - Cash and cash equivalents include cash on hand, money market investments and short-term investments with original maturities of three months or less when purchased.

Property and Equipment - Property and equipment are stated at cost or acquisition date fair value less accumulated depreciation and amortization. Maintenance and repairs are charged to expense as incurred. Depreciation is based on the estimated useful lives of the assets and is computed using the straight-line method, and capital leases, if any, are amortized on a straight-line basis over the life of the lease. Asset lives range from three to seven years for furniture and fixtures, software and computer equipment. Leasehold improvements are capitalized and amortized over the life of the lease or useful life of the asset, whichever is shorter. The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets might not be recoverable in accordance with the provisions of FASB ASC 360, " Property, Plant and Equipment.” No impairments were identified in any period presented.

Managed Services Implementation Revenues and Costs – Managed service arrangements provide for the delivery of a software or technology based solution to clients over a period of time without the transfer of a license or a software sale to the customer. For long-term managed service agreements, implementation efforts are often necessary to develop the software utilized to deliver the managed service. Costs of such implementation efforts may include internal and external costs for coding or customizing systems and costs for conversion of client data. The Company may invoice its clients for implementation fees at the go-live date of the underlying software. Lump sum implementation fees received from clients are initially deferred and recognized on a pro-rata basis as services are provided. Specific, incremental and direct costs of implementation incurred prior to the services going live are deferred pursuant to FASB ASC 605-35-25 and amortized over the period that the related ongoing services revenue is recognized to the extent that the Company believes the recoverability of the costs from the contract is probable. If a client terminates a managed services arrangement prior to the end of the contract, a loss on the contract may be recorded, if applicable, and any remaining deferred implementation revenues and costs would then be recognized into earnings generally over the remaining service period through the termination date. During the fiscal year ending December 28, 2013, implementation costs of $560,000 related to managed services contracts were deferred. No implementation costs related to managed services contracts were deferred during the fiscal year ending December 29, 2012.

Research and Development and Software Development Costs - Software development costs are accounted for in accordance with FASB ASC 985-20, " Software - Costs of Software to Be Sold, Leased, or Marketed ." Capitalization of software development costs for products to be sold to third parties begins upon the establishment of technological feasibility and ceases when the product is available for general release. The establishment of technological feasibility and the ongoing assessment of recoverability of capitalized software development costs require considerable judgment by management concerning certain external factors including, but not limited to the date technological feasibility is reached, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies. The Company capitalizes development costs incurred during the period between the establishment of technological feasibility and the release of the final product to customers if such costs are material. During fiscal years 2013 and 2012, $525,000 and $499,000, respectively, of these costs were expensed as incurred. No software development costs were capitalized during either fiscal year 2013 or 2012.

Goodwill - The Company accounts for goodwill in accordance with the provisions of FASB ASC 350, " Intangibles-Goodwill and Other. " Goodwill represents the excess of purchase price over the fair value of net assets acquired in business combinations accounted for as purchases. The Company evaluates goodwill for impairment on an annual basis on the last day of the first fiscal month of the fourth fiscal quarter and whenever events or circumstances indicate that these assets may be impaired. The annual impairment test for fiscal year 2013 was performed as of October 26, 2013. The Company determines impairment by comparing the net assets of each reporting unit to its respective fair value. In the event a reporting unit's carrying value exceeds its fair value, an indication exists that the reporting unit goodwill may be impaired. In this situation, the Company must determine the implied fair value of goodwill by assigning the reporting unit's fair value to each asset and liability of the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment loss is measured by the difference between the goodwill carrying value and the implied fair value.

Fair value of the Company’s reporting units is determined using a combination of the income approach and the market approach. The income approach uses a reporting unit's projection of estimated cash flows discounted using a weighted-average cost of capital analysis that reflects current market conditions. The Company also considers the market approach to valuing its reporting units utilizing revenue and EBITDA multiples. The Company compares the results of its overall enterprise valuation as determined by the combination of the two approaches to the Company’s market capitalization. Significant management judgments related to these approaches include:

•	Anticipated future cash flows and terminal value for each reporting unit - The income approach to determining fair value relies on the timing and estimates of future cash flows, including an estimate of terminal value. The projections use management's estimates of economic and market conditions over the projected period including growth rates in revenues and estimates of expected changes in operating margins. The Company’s projections of future cash flows are subject to change as actual results are achieved that differ from those anticipated. Because management frequently updates its projections, the Company would expect to identify on a timely basis any significant differences between actual results and recent estimates.

•	Selection of an appropriate discount rate - The income approach requires the selection of an appropriate discount rate, which is based on a weighted average cost of capital analysis. The discount rate is affected by changes in short-term interest rates and long-term yields as well as variances in the typical capital structure of marketplace participants. The discount rate is determined based on assumptions that would be used by marketplace participants, and for that reason, the capital structure of selected marketplace participants was used in the weighted average cost of capital analysis. Given the current volatile economic conditions, it is possible that the discount rate will fluctuate in the near term.

•	Selection of an appropriate multiple - The market approach requires the selection of an appropriate multiple to apply to revenues or EBITDA based on comparable guideline company or transaction multiples. It is often difficult to identify companies or transactions with a similar profile in regards to revenue, geographic operations, risk profile and other factors. Given the current volatile economic conditions, it is possible that multiples of guideline companies will fluctuate in the near term.

Income Taxes - The Company recognizes a liability or asset for the deferred tax consequences of temporary differences between the tax basis of assets or liabilities and their reported amounts in the financial statements. A valuation allowance is provided when, in the opinion of management, it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company records the financial statement effects of an income tax position when it is more likely than not that the position will be sustained on the basis of the technical merits. The Company recognizes the largest amount of tax benefit that is more than 50 percent likely to be realized upon ultimate settlement with the related tax authority. The measurement of any unrecognized tax benefit is based on management’s best judgment. The Company reviews these estimates and makes changes to recorded amounts of uncertain tax positions as facts and circumstances warrant.

Foreign Currency Transactions and Translation - Cartesian Ltd. and the international operations of Cambridge Strategic Management Group, Inc. conduct business primarily denominated in their respective local currency, which is their functional currency. Assets and liabilities have been translated to U.S. dollars at the period-end exchange rates. Revenues and expenses have been translated at exchange rates which approximate the average of the rates prevailing during each period. Translation adjustments are reported as a separate component of accumulated other comprehensive loss in the Consolidated Statements of Stockholders' Equity. Accumulated other comprehensive loss resulting from foreign currency translation adjustments totaled $3.8 million and $4.0 million, respectively as of December 28, 2013 and December 29, 2012, and is included in Total Stockholders’ Equity in the Consolidated Balance Sheets. Assets and liabilities denominated in other than the functional currency of a subsidiary are re-measured at rates of exchange on the balance sheet date. Resulting gains and losses on foreign currency transactions are included in the Company’s results of operations. Realized and unrealized exchange gains included in the results of operations during fiscal 2013 were $15,000 while realized and unrealized exchange losses included in the results of operations during fiscal 2012 were $16,000.

Derivative Financial Instruments - There were no open foreign currency forward contracts as of December 28, 2013 or December 29, 2012. The Company may use forward contracts to provide an economic hedge against fluctuations in accounts receivable denominated in currencies other than its functional currencies, but has not designated such contracts as hedges for accounting purposes. The Company utilizes valuation models for foreign currency forward contracts that rely exclusively on Level 2 inputs, as defined by FASB ASC 820, Fair Value Measurement and Disclosures . Gains and losses on foreign currency forward contracts are included in selling, general and administrative expenses in the Consolidated Statement of Operations and Comprehensive Loss. The change in fair value of foreign currency contracts was not material to the Company's results of operations or financial position for fiscal year 2013 or 2012.

Share-Based Compensation - The Company accounts for stock based compensation using the provisions of FASB ASC 718, "Compensation-Stock Compensation" and the SEC's Staff Accounting Bulletin No. 110 ("SAB No. 110") which require the measurement and recognition of compensation expense for all share-based payment awards based on estimated fair values. The Company values its stock options using the Black-Scholes model to determine fair value. See Note 3, Share-Based Compensation.

Loss Per Share - The Company calculates and presents earnings (loss) per share using a dual presentation of basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The weighted average number of common shares outstanding excludes treasury shares held by the Company. Diluted earnings (loss) per share is computed in the same manner except that the weighted average number of shares is increased for dilutive securities.

In accordance with the provisions of FASB ASC 260, "Earnings per Share, " the Company uses the treasury stock method for calculating the dilutive effect of employee stock options and non-vested shares. The employee stock options and non-vested shares will have a dilutive effect under the treasury stock method only when average market value of the underlying Company common stock during the respective period exceeds the assumed proceeds. For share-based payment awards with a performance condition, the Company must first use the guidance on contingently issuable shares in FASB ASC 260-10 to determine whether the awards should be included in the computation of diluted earnings per share for the reporting period. For all non-vested performance-based awards, the Company determines the number of shares, if any, that would be issuable at the end of the reporting period if the end of the reporting period were the end of the contingency period. In applying the treasury stock method, assumed proceeds include the amount, if any, the employee must pay upon exercise, the amount of compensation cost for future services that the Company has not yet recognized, and the amount of tax benefits, if any, that would be credited to additional paid-in capital assuming exercise of the options and the vesting of non-vested shares. For fiscal years 2013 and 2012, the Company has not included the effect of stock options and non-vested shares in the calculation of diluted loss per share as it reported a net loss for these periods and the effect would have been anti-dilutive.

Recent Accounting Pronouncements - In July 2013, the FASB issued Accounting Standards Update No. 2013-11, Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists (“FASB ASU 2013-11”).   The update requires that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward, except as follows. To the extent a net operating loss carryforward, a similar tax loss, or a tax credit carryforward is not available at the reporting date under the tax law of the applicable jurisdiction to settle any additional income taxes that would result from the disallowance of a tax position or the tax law of the applicable jurisdiction does not require the entity to use, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. The provisions of FASB ASU 2013-11 are effective for annual and interim periods beginning after December 15, 2013. The Company does not anticipate that the adoption of the provisions of FASB ASU 2013-11 will have a material impact on the Company's consolidated financial statements.

2. GOODWILL AND OTHER INTANGIBLE ASSETS

The changes in the carrying amount of goodwill for the fiscal year ended December 28, 2013 are as follows (in thousands):

	North
	America	EMEA	Total
Balance as of December 29, 2012	$3,947	$4,213	$8,160
Changes in foreign currency exchange rates	-	65	65

Balance as of December 28, 2013	$3,947	$4,278	$8,225

The Company had gross goodwill and accumulated goodwill impairment losses as of the beginning and end of fiscal years 2013 and 2012 as follows:

	As of December 28,	As of December 29,	As of December 31,
	2013	2012	2011
Gross balance of goodwill (including foreign currency adjustments)	$67,849	$67,765	$67,552
Accumulated goodwill impairment losses (including foreign currency adjustments)	(59,624)	(59,605)	(59,557)
Net balance of goodwill	$8,225	$8,160	$7,995

The Company evaluates goodwill for impairment on an annual basis on the last day of the first fiscal month of the fourth quarter and whenever events or circumstances indicate that these assets may be impaired. The Company performs its impairment testing for goodwill in accordance with FASB ASC 350 "Intangibles-Goodwill and Other." Based on the results of the annual step one impairment test, management concluded that there was no impairment of goodwill during fiscal year 2013 or fiscal year 2012.

3. SHARE-BASED COMPENSATION

The Company estimates the fair value of its stock options and stock issued under the Employee Stock Purchase Plan using the Black-Scholes-Merton option pricing model. Groups of employees or non-employee directors that have similar historical and expected exercise behavior are considered separately for valuation purposes. Assumptions used in estimating the fair value of stock options granted include risk-free interest rate, expected life, expected volatility factor, and expected dividend rate. The risk-free interest rate is based on the U.S. Treasury yield at the time of grant for a term equal to the expected life of the stock option; the expected life is determined using the simplified method of estimating the life as allowed under SAB No. 110; and the expected volatility is based on the historical volatility of the Company's stock price for a period of time equal to the expected life of the stock option. There were no stock options granted during fiscal years 2013 and 2012.

With the exception of the service-based non-vested share awards and the performance-based non-vested share awards discussed below, nearly all of the Company's share-based compensation arrangements utilize graded vesting schedules where a portion of the grant vests annually over a period of two to four years. The Company has a policy of recognizing compensation expense for awards with graded vesting over the requisite service period for each separately vesting portion of the award as if the award was, in-substance, multiple awards. This policy has the effect of accelerating the recognition of expense when compared to a straight-line amortization methodology.

As of December 28, 2013, the Company has two share-based compensation plans under which awards are outstanding, which are described below. The compensation cost that has been charged against operations for those plans under FASB ASC 718, "Compensation - Stock Compensation" was $724,000 and $8,000 during fiscal year 2013 and fiscal year 2012, respectively. The Company recognized no income tax benefit for share-based compensation arrangements for fiscal year 2013 and fiscal year 2012. In addition, no compensation costs related to these arrangements were capitalized in either year. As of December 28, 2013 and December 29, 2012, unrecognized compensation cost, net of estimated forfeitures, related to all share-based compensation arrangements was approximately $1,920,000 and $240,000, respectively. The unrecognized compensation cost as of December 28, 2013 is expected to be recognized over a period of 39 months. The Company has historically issued and expects to continue to issue new shares to satisfy stock option exercises, vesting of nonvested shares or purchases of shares under the Employee Stock Purchase Plan.

1998 EQUITY INCENTIVE PLAN

The Company's 1998 Equity Incentive Plan, as amended and restated, is a stockholder approved plan, which provides for the granting of incentive stock options and nonqualified stock options to employees, and nonqualified stock options, nonvested stock, and restricted stock units to employees, directors and consultants. The 1998 Plan is scheduled to expire in June 2019. As of December 28, 2013, the Company has 1,578,696 shares of the Company's common stock available for issuance upon exercise of outstanding options or for future awards under the 1998 Plan.

Stock Options

Incentive stock options are granted at an exercise price of not less than market value per share of the common stock on the date of grant as determined by the Board of Directors. Vesting and exercise provisions are determined by the Board of Directors.

As of December 28, 2013, all options granted under the 1998 Plan were non-qualified stock options. Options granted under the 1998 Plan generally become exercisable over a three to four year period beginning on the date of grant. Options granted under the 1998 Plan have a maximum term of ten years.

A summary of the option activity of the Company's 1998 Plan as of December 28, 2013 and changes during the fiscal year then ended is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at December 29, 2012	347,293	$10.60
Forfeited/cancelled	(82,200)	$10.91

Outstanding at December 28, 2013	265,093	$10.50	2.9 years	$9,450

Options vested and exercisable at December 28, 2013	265,093	$10.50	2.9 years	$9,450

There were no options granted during fiscal year 2013 or fiscal year 2012. As of December 28, 2013 there is no remaining unrecognized compensation cost, net of estimated forfeitures, related to the unvested portion of stock options issued under the 1998 Plan.

Nonvested Shares

Service-Based Non-vested Share Awards - As of December 29, 2012, the Company had 110,000 shares of non-vested stock outstanding that vest solely based on employee service. These shares had a weighted average grant date fair value of $2.26 and were scheduled to cliff vest after a one-year service period that commenced on the date of the grant, December 17, 2012. All 110,000 shares vested on December 17, 2013, and no remaining service-based non-vested shares were outstanding as of December 28, 2013.

The service-based non-vested share award for the 110,000 shares was valued at the date of grant, based on the closing market price of the Company’s common stock, and was expensed using the straight-line method over the requisite service period (which was the vesting period of the award). During 2013 and 2012, the Company recorded $237,000 and $8,000, respectively, of stock-based compensation expense in connection with the service-based non-vested share awards granted in December 2012. As of December 28, 2013, there was no unrecognized stock-based compensation expense, net of estimated forfeitures, related to the service-based non-vested share awards while there was $240,000 of unrecognized compensation cost as of December 29, 2012. The total fair value of the service-based non-vested share awards that vested during 2013 was $329,000.

A summary of the status of service-based non-vested shares awards issued under the 1998 Plan as of December 28, 2013 and changes during the fiscal year then ended is presented below:

		Weighted Average
		Grant Date
	Shares	Fair Value per share
Outstanding at December 29, 2012	110,000	$2.26
Vested	(110,000)	$2.26
Outstanding at December 28, 2013	-	$-

Performance-Based Non-vested Share Awards - On April 8, 2013, the Company’s Board of Directors approved an equity incentive program under the 1998 Plan pursuant to which the Board of Directors granted performance-based non-vested share awards for a total of 800,000 shares of Common Stock to various executive officers and employees of the Company. All 800,000 non-vested shares have a grant date fair value of $3.14 per share. The first potential vesting date is the Company's earnings release date for its 2014 first fiscal quarter and each subsequent potential vesting date is each of the Company's quarterly earnings release dates thereafter through the release date for the first quarter of 2017. Shares not vested as of the release date for the first quarter of 2017 are forfeited. Except for termination of employment in certain circumstances following a change of control, the unvested portion of an award is forfeited upon any termination of employment. Under the terms of the awards, vesting is partially accelerated and each award is converted to a time-vested award upon a change of control of the Company. The holders of shares underlying non-vested share awards have all of the rights of stockholders of the Company, including the right to receive dividends and to vote the shares, until the shares are forfeited to the Company.

Stock-based compensation cost for performance-based non-vested share awards is measured at the grant date based on the fair value of shares expected to be earned at the end of the performance period, based on the closing market price of the Company’s common stock on the date of grant, and is recognized as expense using the straight-line method over the performance period based upon the probable number of shares expected to vest. The Company estimates and excludes compensation cost related to awards not expected to vest based upon estimated forfeitures. During fiscal 2013, the Company recorded $487,000 of stock-based compensation expense in connection with the performance-based non-vested share awards granted in April 2013. As of December 28, 2013, there is an estimated $1.9 million of unrecognized stock-based compensation expense, net of estimated forfeitures, related to the performance-based non-vested share awards. The unrecognized compensation cost at December 28, 2013 is expected to be recognized over a period of 39 months.

A summary of the status of performance-based non-vested shares awards issued under the 1998 Plan as of December 28, 2013 and changes during the fiscal year then ended is presented below:

		Weighted Average
		Grant Date
	Shares	Fair Value per share
Outstanding at December 29, 2012	-	$-
Granted	800,000	$3.14
Outstanding at December 28, 2013	800,000	$3.14

2000 SUPPLEMENTAL STOCK PLAN

The Supplemental Stock Plan expired May 23, 2010. The outstanding awards issued pursuant to the Supplemental Stock Plan will remain subject to the terms of the Supplemental Stock Plan following expiration of the plan. The Supplemental Stock Plan provided the Company's common stock for the granting of nonqualified stock options to employees and was not subject to stockholder approval. Vesting and exercise provisions were determined by the Board of Directors. Options granted under the plan generally become exercisable over a period of up to four years beginning on the date of grant and have a maximum term of ten years.

A summary of the option activity of the Company's Supplemental Stock Plan as of December 28, 2013 and changes during the fiscal year then ended is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Term	Value
Outstanding at December 29, 2012	102,000	$11.44
Forfeited/cancelled	(19,400)	$11.88

Outstanding at December 28, 2013	82,600	$11.33	3.5 years	$0

Options vested and exercisable at December 28, 2013	82,600	$11.33	3.5 years	$0

There were no options granted during fiscal year 2013 or fiscal year 2012. There were no options exercised during fiscal year 2013 or fiscal year 2012. As of December 28, 2013 there is no remaining unrecognized compensation cost, net of estimated forfeitures, related to the unvested portion of stock options issued under the Supplemental Stock Plan.

EMPLOYEE STOCK PURCHASE PLAN

Under the Employee Stock Purchase Plan (ESPP), shares of the Company's common stock may be purchased at six-month intervals at 85% of the lower of the fair market value on the first day of the enrollment period or on the last day of each six-month period over the subsequent two years. Employees may purchase shares through a payroll deduction program having a value not exceeding 15% of their gross compensation during an offering period. During both fiscal years 2013 and 2012, the Company recognized net expense of $13,000 in connection with FASB ASC 718 associated with the ESPP.

On June 14, 2013, the stockholders of the Company approved amendments to the ESPP. The amendments to the Plan include the following: (1) an extension of the ESPP term from June 8, 2014 to June 14, 2023; and (2) an increase in the maximum number of shares of Common Stock that may be issued under the ESPP from 372,209 shares to 622,209 shares.

4. SUPPLEMENTAL BALANCE SHEET INFORMATION

Accrued payroll, bonuses and related expenses and Other accrued liabilities consist of the following (amounts in thousands):

	December 28, 2013	December 29, 2012

Accrued payroll, bonuses and related expenses
Accrued payroll	$1,308	$1,395
Accrued bonuses	1,774	1,721
Accrued payroll taxes	580	558
Other	587	329
	$4,249	$4,003

Other accrued liabilities
Sales and value-added taxes payable	$889	$871
Other	742	938
	$1,631	$1,809

5. BUSINESS SEGMENTS, MAJOR CUSTOMERS AND SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

In the first quarter of fiscal year 2014, the Company was internally reorganized to better align the Company’s go-to-market and service delivery capabilities and to maximize opportunities in serving telecommunications, media and technology customers. The three former operating segments which comprised the North America reporting segment (North America Cable and Broadband, North America Telecom and Strategy) were integrated into a single, reportable, operating segment. The EMEA segment is a single, reportable, operating segment. As a result of this internal realignment, corresponding segment information for prior periods has been restated to conform to the current reportable segment presentation. In addition, beginning in the first quarter of fiscal year 2014 management of the Company’s United Kingdom strategy practice has been moved from the United States to London and is reflected in the EMEA segment. In addition, certain delivery personnel related costs that were previously not allocated to operating segments are now included in the operating segment results.

The Company identifies its segments based on the way management organizes the Company to assess performance and make operating decisions regarding the allocation of resources. In accordance with the criteria in FASB ASC 280 "Segment Reporting," the Company has concluded it has three reportable segments: the North America segment, the EMEA segment and the Strategic Alliances segment. The North America and EMEA segments are both single reportable, operating segments that encompass the Company’s operational, technology and software consulting services inside of North America and outside of North America, respectively. Both reportable segments offer management consulting, custom developed software, and technical services. The Strategic Alliances reportable segment is a single, reportable segment that includes the Company’s world-wide commercial activities undertaken with third party service or solutions providers.

Management evaluates segment performance based upon income (loss) from operations, excluding share-based compensation (benefits), depreciation and intangibles amortization. There were no inter-segment revenues during fiscal years 2013 and 2012. In addition, in its administrative division, entitled "Not Allocated to Segments," the Company accounts for non-operating activity and the costs of providing corporate and other administrative services to all the segments. Summarized financial information concerning the Company's reportable segments is shown in the following table (amounts in thousands):

	North America	EMEA	Strategic Alliances	Not Allocated to Segments	Total
As of and for the fiscal year ended December 28, 2013:
Revenues	$32,731	$22,640			$55,371
Income (loss) from operations	7,603	5,132	(468)	(14,209)	(1,942)
Interest income				4	4
Income (loss) before income tax provision	7,603	5,132	(468)	(14,205)	(1,938)
Depreciation and amortization				670	670
Total assets	$4,522	$7,194		$25,108	$36,824

As of and for the fiscal year ended December 29, 2012:
Revenues	$36,066	$16,943			$53,009
Income (loss) from operations	9,537	2,958		$(13,592)	(1,097)
Interest income				6	6
Income (loss) before income tax provision	9,537	2,958		(13,576)	(1,081)
Depreciation and amortization				767	767
Total assets	$6,640	$6,122		$22,554	$35,316

Segment assets, regularly reviewed by management as part of its overall assessment of the segments' performance, include both billed and unbilled trade accounts receivable, net of allowances, and certain other assets, if applicable. Assets not assigned to segments include cash and cash equivalents, current and non-current investments, property and equipment, goodwill and intangible assets and deferred tax assets, excluding deferred tax assets recognized on accounts receivable reserves, which are assigned to their segments.

In accordance with the provisions of FASB ASC 280-10, revenues earned in the United States and internationally based on the location where the services are performed are shown in the following table (amounts in thousands):

	Revenues		Loss Before Income Tax Provision
	Fiscal Year 2013	Fiscal Year 2012	Fiscal Year 2013	Fiscal Year 2012
United States	$32,845	$36,789	$(1,150)	$(750)
International:
United Kingdom	20,464	13,344	(716)	(272)
Other	2,062	2,876	(72)	(59)
Total	$55,371	$53,009	$(1,938)	$(1,081)

Major customers in terms of significance to Cartesian's revenues (i.e. in excess of 10% of revenues) for fiscal years 2013 and 2012 and accounts receivable as of December 28, 2013 and December 29, 2012 were as follows (amounts in thousands):

	Revenues
	Fiscal Year 2013		Fiscal Year 2012
	North America	EMEA	North America	EMEA
Customer A	$12,014		$14,363
Customer B	$-	$10,719	$-	$3,582
Customer C	$6,347		$5,860
Customer D	$5,329		$6,675

	Accounts Receivable
	December 28, 2013	December 29, 2012
Customer A	$1,756	$2,679
Customer B	$4,056	$1,289
Customer C	$565	$1,085
Customer D	$595	$1,314

Revenues from the Company's ten most significant customers accounted for approximately 83% and 82% of revenues in fiscal years 2013 and 2012, respectively.

Substantially all of Cartesian's receivables are obligations of companies in the communications, media and entertainment industries. The Company generally does not require collateral or other security on its accounts receivable. The credit risk on these accounts is controlled through credit approvals, limits and monitoring procedures. The Company records bad debt expense based on judgment about the anticipated default rate on receivables owed to Cartesian at the end of the reporting period. That judgment is based on the Company's uncollected account experience in prior years and the ongoing evaluation of the credit status of Cartesian's customers and the communications industry in general.

6. PROPERTY AND EQUIPMENT

	December 28, 2013	December 29, 2012
	(In thousands)
Furniture and fixtures	$1,703	$1,620
Software and computer equipment	5,289	4,974
Leasehold improvements	1,537	1,410
	8,529	8,004
Less: Accumulated depreciation and amortization	7,327	6,649
	$1,202	$1,355

Depreciation and amortization expense on property and equipment was $670,000 and $767,000 for fiscal years 2013 and 2012, respectively.

7. INCOME TAXES

For fiscal years 2013 and 2012, the income tax benefit (provision) consists of the following (amounts in thousands):

	Fiscal Year 2013	Fiscal Year 2012
Federal deferred tax expense, net	$(85)	$(102)
State deferred tax expense, net	(29)	(4)

Total	$(114)	$(106)

The Company has reserved all of its domestic and foreign net deferred tax assets with a valuation allowance as of December 28, 2013 and December 29, 2012, in accordance with the provisions of FASB ASC 740 "Income Taxes." Realization of the deferred tax asset is dependent on generating sufficient income in future periods. In evaluating the ability to use its deferred tax assets, the Company considers all positive and negative evidence including the Company's past operating results, the existence of cumulative losses in the most recent fiscal year and the Company's forecast of future income. In determining future income, the Company is responsible for assumptions utilized including the amount of state, federal and international operating income, the reversal of temporary differences and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future income and are consistent with the plans and estimates the Company is using to manage the underlying business.

The following is a reconciliation between the provision for income taxes and the amounts computed based on loss before income taxes at the statutory federal income tax rate (amounts in thousands):

	Fiscal Year 2013		Fiscal Year 2012
	Amount	%	Amount	%
Computed expected federal income tax benefit	$658	34.0	$368	34.0
State income tax benefit, net of federal benefit	186	9.6	11	1.1
Rate differential on foreign operations	174	8.9	(76)	(7.1)
Forfeited vested stock options	(211)	(10.9)	(460)	(42.5)
Adjustment to estimated tax loss carryforward	(1,734)	(89.6)	(4)	(0.4)
Change in statutory and applicable tax rates	771	39.8	(1,845)	(170.7)
Non-deductible expenses	(62)	(3.2)	(73)	(6.8)
Other	(5)	(0.2)	(12)	(1.0)
Change in valuation allowance	109	5.7	1,985	183.6
Total	$(114)	(5.9)	$(106)	(9.8)

The significant components of deferred income tax assets and the related balance sheet classifications, as of December 28, 2013 and December 29, 2012, are as follows (amounts in thousands):

	December 28, 2013	December 29, 2012
Current deferred tax assets (liabilities):
Accounts receivable	$45	$68
Accrued expenses	109	61
Valuation allowance	(154)	(129)
Current deferred tax asset	$-	$-

Non-current deferred tax assets (liabilities):
Goodwill and intangible assets	$4,811	$6,437
Share-based compensation expense	803	856
Net operating loss carryforward	24,265	22,842
Other	480	458
Foreign tax credit carryforward	1,006	1,006
Valuation allowance	(31,951)	(32,071)

Non-current deferred tax liabilities	$(586)	$(472)

The federal net operating loss carryforward as of December 28, 2013 is scheduled to expire as follows (amounts in thousands):

	Amount	Year
	$1,640	2015
	5,602	2023
	9,094	2024
	7,432	2025
	9,854	2026
	5,152	2027
	1,637	2028
	3,279	2030
	4,676	2031
	4,798	2032
	7,426	2033
Total	$60,590

As of December 28, 2013, the Company has a deferred tax asset of $2.1 million related to various state net operating loss carryforwards. These net operating losses expire at various times between 2014 and 2033. In addition, the Company has a deferred tax asset of $1.5 million related to foreign net operating loss carryforwards as of December 28, 2013 that have no expiration date. As of December 28, 2013, the Company has net of foreign tax credits of $1.0 million. If unutilized, the expiration of these foreign tax credits is $317,000 and $689,000 in fiscal years 2018 and 2019, respectively. The Company has not provided deferred taxes on undistributed earnings of foreign subsidiaries, because it is the Company's intention to reinvest these earnings indefinitely. The determination of the amount of deferred taxes related to investments in foreign subsidiaries that is essentially permanent in nature is not practicable.

The Company analyzes its uncertain tax positions pursuant to the provisions of FASB ASC 740 "Income Taxes." ASC 740 prescribes a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained based on its technical merit. If the tax position is deemed "more-likely-than-not" to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the taxing authority. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

As of December 28, 2013 and December 29, 2012, the Company had no recorded liability for unrecognized tax benefits.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and local, or non-U.S. income tax examinations by tax authorities for years before 2000. As of December 28, 2013, the Company has no income tax examinations in process.

8. LEASE COMMITMENTS

The Company leases office facilities, computer equipment and office furniture under various operating leases expiring at various dates through July 2019.

Following is a summary of future minimum payments under operating leases that have initial or remaining non-cancellable lease terms at December 28, 2013 (amounts in thousands):

Fiscal Year	Operating Leases
2014	$1,590
2015	1,546
2016	600
2017	435
2018	335
Thereafter	100
Total minimum lease payments	4,606
Future minimum rentals to be received under non-cancellable subleases	(364)
Minimum lease payments net of amounts to be received under subleases	$4,242

Total rental expense, net of subtenant rents received, was approximately $1,106,000 and $1,327,000 for fiscal years 2013 and 2012, respectively, and was recorded in selling, general and administrative expenses. The Company recorded $202,000 and $121,000, respectively, in rental income from subtenants during fiscal years 2013 and 2012. Rents received from subtenants are recorded as an offset to rental expense.

9. LETTERS OF CREDIT

In connection with the leasing of office space, the Company provides security deposits in the form of two irrevocable letters of credit with financial institutions for the benefit of the respective landlords. As of December 28, 2013 and December 29, 2012, the required, total collateral amount was $102,000 and $144,000, respectively. The collateral deposited for these letters of credit is included in "Other Noncurrent Assets" on the Company's Consolidated Balance Sheets as of December 28, 2013 and December 29, 2012. No obligation has been recorded in connection with the letters of credit on the Company's Consolidated Balance Sheets as of December 28, 2013 and December 29, 2012.

10. COMMITMENTS AND CONTINGENCIES

On January 10, 2012, Richard P. Nespola, the Company’s former chief executive officer, former chairman of the board and a former member of the Company’s Board of Directors, filed an action, Richard P. Nespola v. The Management Network Group, Inc. , against the Company with the American Arbitration Association. In the action, Mr. Nespola claims, among other things, that the Company breached his employment agreement and an implied covenant of good faith and fair dealing by: (i) improperly deciding not to renew his employment agreement, and (ii) subsequently deciding to terminate his employment for cause. Mr. Nespola seeks in excess of $1.6 million in damages plus attorneys’ fees and costs.

On March 3, 2014, the arbitrator issued an interim award, finding that Mr. Nespola's employment was terminated without cause and that Mr. Nespola is entitled to severance under his employment agreement. In the second phase of the proceedings, the arbitrator will rule on Mr. Nespola's claim for damages, attorneys' fees and costs based upon the interim award and the Company's claim for certain attorneys' fees and costs. Based on the interim ruling, the Company believes it is probable that a liability exists for contractual severance, attorneys' fees and costs at December 28, 2013 related to this action. The Company has recorded a liability of $1.5 million in Accrued Severance Liability on the Consolidated Balance Sheet as of December 28, 2013, for the amount of severance which may be payable under the terms of Mr. Nespola’s employment agreement. The Company has not recorded a liability relating to any amounts that may be awarded to Mr. Nespola in the arbitration with respect to his attorneys’ fees and costs because such amounts are not currently reasonably estimable. The Company is unable to reasonably estimate such amounts because the Company does not have information regarding the amount of attorneys' fees and costs incurred by Mr. Nespola or whether such fees or costs would be determined to be reasonable and because the amount of any award is subject to the determination of the arbitrator after further proceedings. As a result, the amount of any award granted by the arbitrator could be materially higher than the liability recorded.

In addition, the Company may become involved in various legal and administrative actions arising in the normal course of business. These could include actions brought by taxing authorities challenging the employment status of consultants utilized by the Company. In addition, future customer bankruptcies could result in additional claims on collected balances for professional services near the bankruptcy filing date. When management has determined that an asset has been impaired or a liability had been incurred related to an action, claim or assessment and the amount of loss can be reasonably estimated, the Company will record a liability for such estimated loss in the appropriate accounting period. The resolution of any of such actions, claims, or the matters described above may have an impact on the financial results for the period in which they occur.

During fiscal year 2012, the Company renewed a purchase agreement, committing to purchase a minimum of $285,000 in computer software over a three year period ending in the first quarter of fiscal year 2015. As of December 28, 2013 and December 29, 2012, respectively, the Company had obligations of $119,000 and $214,000 remaining under this commitment.

11. EMPLOYEE BENEFIT PLAN

The Company offers defined contribution plans to eligible employees. Such employees may contribute a percentage of their annual compensation in accordance with the plans guidelines. The plans provide for Company contributions that are subject to maximum limitations as defined by the plans. Company contributions to its defined contribution plans totaled $1,197,000 and $955,000 in the years ended December 28, 2013 and December 29, 2012, respectively.

12. SUBSEQUENT EVENTS

Arbitration with Former Executive

As previously disclosed, Richard P. Nespola, the Company’s former chief executive officer, former chairman of the board and a former member of the Company’s Board of Directors, filed an action Richard P. Nespola v. The Management Network Group, Inc. , against the Company with the American Arbitration Association. On March 3, 2014, the arbitrator in the action issued an interim award, finding that Mr. Nespola's employment was terminated without cause and that Mr. Nespola is entitled to severance under his employment agreement. In the second phase of the proceedings, the arbitrator will rule on Mr. Nespola's claim for damages, attorneys' fees and costs based upon the interim award and the Company's claim for certain attorneys' fees and costs. Based on the interim ruling, the Company believes it is probable that a liability exists for contractual severance, attorneys' fees and costs at December 28, 2013 related to this action. The Company has recorded a liability of $1.5 million in Accrued Severance Liability on the Consolidated Balance Sheet as of December 28, 2013, for the amount of severance which may be payable under the terms of Mr. Nespola’s employment agreement. See Note 10, Commitments and Contingencies.

Common Stock Repurchase Program

On February 27, 2014, the Company announced that its Board of Directors had approved a common stock repurchase program under which the Company may repurchase up to $2 million of Company common stock through June 30, 2015. Under the program, repurchases may be made by the Company from time to time in the open market or through privately negotiated transactions depending on market conditions, share price and other factors. The stock repurchase program may be modified or discontinued at any time by the Board of Directors. The Company expects to fund repurchases through cash on hand, future cash flow from operations and future borrowings. In order to facilitate repurchases, the Company may enter into a Rule 10b5-1 plan, which permits stock repurchases when the Company might otherwise be precluded from doing so under insider trading laws or because of self-imposed trading blackout period.

Equity Awards

On March 10, 2014, the Compensation Committee of the Board of Directors of the Company granted performance-based non-vested share awards for a total of 40,000 shares of common stock under the 1998 Plan to one executive officer and one employee of the Company. All 40,000 non-vested shares have a grant date fair value of $3.93. The first potential vesting date is the Company's earnings release date for its 2015 first fiscal quarter and each subsequent potential vesting date is each of the Company's quarterly earnings release dates thereafter through the release date for the first quarter of 2017. Shares not vested as of the release date for the first quarter of 2017 are forfeited. Except for termination of employment in certain circumstances following a change of control, the unvested portion of an award is forfeited upon any termination of employment. Under the terms of the awards, vesting is partially accelerated and each award is converted to a time-vested award upon a change of control of the Company. The holders of shares of non-vested share awards have all of the rights of stockholders of the Company, including the right to receive dividends and to vote the shares, until the shares are forfeited to the Company.

On March 10, 2014, the Compensation Committee of the Board of Directors of the Company granted service-based non-vested share awards for a total of 81,000 shares of common stock and stock options exercisable for 50,000 shares of common stock under the 1998 Plan to various employees of the Company. The non-vested shares vest solely based on employee service. All 81,000 non-vested shares have a grant date fair value of $3.93 and will cliff vest after a one-year service period that commenced on the date of grant. The 50,000 stock options vest over a four year period and have an exercise price of $3.93.

On March 11, 2014, the Compensation Committee of the Board of Directors of the Company granted stock options exercisable for 20,000 shares of common stock under the 1998 Plan to the Chairman of the Board of Directors of the Company. The 20,000 stock options vest over a one year period and have an exercise price of $4.12.

Strategic Alliance and Investment by Elutions, Inc.

On February 25, 2014, the Company entered into an Investment Agreement with Elutions, Inc. ("Elutions") , a provider of operational business intelligence solutions. Under the Investment Agreement, the Company agreed to issue and sell shares of common stock to Elutions and to issue stock purchase warrants to Elutions, and the parties agreed that a subsidiary of Elutions would loan funds to a subsidiary of the Company. On March 18, 2014, the Company and Elutions completed the closing (the "Closing") of the transactions contemplated under the Investment Agreement.

At the Closing, (a) the Company issued and sold 609,756 shares of common stock to Elutions at a price of $3.28 per share, for an aggregate purchase price of $2,000,000, (b) the Company's subsidiary, Cartesian Limited, issued a non-convertible promissory note (the "Note") payable to Elutions Capital Ventures S.à r.l, a subsidiary of Elutions ("Elutions – Europe"), in an aggregate original principal amount of US$3,268,664, payable in equivalent Great Britain Pounds Sterling, and the Company issued to Elutions a common stock Purchase Warrant (Tracking) related to the Note to purchase 996,544 shares of Common Stock of the Company for $3.28 per share (the "Tracking Warrant"), and (c) the Company issued to Elutions a Common Stock Purchase Warrant (Commercial Incentive) pursuant to which Elutions can earn the right to purchase up to 3,400,000 shares of common stock of the Company at prices ranging from $3.85 per share to $4.85 per share based on the Company's financial results related to certain customer contracts obtained jointly by the Company and Elutions (the "Incentive Warrant"). The Incentive Warrant and the Tracking Warrant are referred to collectively below as the "Warrants".

The following provisions of the Investment Agreement and exhibits are subject to the Company obtaining stockholder approval of these provisions in accordance with the rules of the Nasdaq Stock Market, LLC ("Nasdaq"), to the extent required by Nasdaq rules: (i) exercise of the Incentive Warrant, (ii) the effectiveness of the economic anti-dilution provisions in the Warrants and (iii) the right of Elutions to purchase additional securities of the Company, in connection with future issuances by the Company, pursuant to purchase rights in the Warrants and the preemptive rights granted to Elutions in the Investment Agreement. The Company has agreed in the Investment Agreement to present a proposal for the approval of these provisions to the stockholders at the Company's 2014 annual meeting of stockholders, currently scheduled for June 2014.

The Note issued at Closing by the Company's subsidiary, Cartesian Limited, in the aggregate original principal amount of US$3,268,664, bears interest at the rate of 7.825% per year, payable monthly, and matures on March 18, 2019. The Note may be called by the holder at any time and may be prepaid by Cartesian Limited after 18 months if the trading price of the Company's common stock exceeds $5.50 per share for a specified period of time and may be prepaid by Cartesian Limited at any time after 30 months. The obligations of Cartesian Limited under the Note are guaranteed by the Company pursuant to a Guaranty entered into by the Company at Closing and are secured by certain assets relating to client contracts involving Elutions pursuant to a Security Agreement entered into by the Company and Elutions at Closing. Amounts outstanding under the Note may be applied to the exercise price of the Company's common stock under the Tracking Warrant. Upon occurrence of an event of default, the Note would bear interest at 9.825% per year and could be declared immediately due and payable.

Under the Tracking Warrant, Elutions may acquire 996,544 shares of common stock of the Company for $3.28 per share at any time and from time to time through March 18, 2020. The Company may require Elutions to exercise or forfeit the Tracking Warrant at any time (i) after 18 months if the trading price of the Company's common stock exceeds $5.50 per share for a specified period of time and the Company meets certain cash and working capital thresholds and (ii) after 30 months if the Company meets certain cash and working capital thresholds. To the extent amounts are outstanding under the Note, Elutions and the Company (if the Company is requiring exercise of the Tracking Warrant by Elutions as described above) may offset such amounts against the exercise price for shares of common stock acquired under the Tracking Warrant.

Under the Incentive Warrant, Elutions can earn the right to purchase up to 3,400,000 shares of common stock of the Company at prices ranging from $3.85 per share to $4.85 per share based on the Company's financial results as described below. The Incentive Warrant expires on March 18, 2020. The right to acquire shares pursuant to the Warrant may be earned by Elutions based upon certain revenues or cash received by the Company under customer contracts acquired jointly with Elutions through a five year period from March 18, 2014 until March 18, 2019. The number of shares of common stock that may be acquired under the Incentive Warrant is determined by dividing four percent of such revenues and cash recognized or received by the Company in each year during the five year period by the warrant exercise price per share for that year. In addition, the right to acquire shares may vest at the end of the five-year period for contracts that have been signed and with respect to which revenues are expected to be earned or cash is expected to be received after the end of the five-year period. The exercise price increases $0.25 per year for shares earned in each year of the five-year period and is payable in cash, provided that Elutions has the right to utilize a cashless exercise procedure to acquire shares of common stock under the Incentive Warrant for a limited period of time each year after the right to acquire such shares vests. Any shares utilized to exercise such cashless exercise right will not reduce the maximum number of shares that may be earned and acquired under the Incentive Warrant.

Each of the Warrants has economic anti-dilution protection provisions which provide for adjustments in the Warrants in the event of issuances or deemed issuances of shares of common stock by the Company at a price less than market price at the time of issuance, subject to a number of exceptions. Each of the Warrants also permits Elutions (subject to certain exceptions) to purchase shares in future equity offerings made by the Company on a pro rata basis to all stockholders, with such participation right based upon the maximum number of shares that may be purchased under the Warrant.

At Closing, the Company and Elutions entered into a Registration Rights Agreement (the "Registration Rights Agreement"), pursuant to which the Company has obligations to register for resale the shares of common stock issued under the Investment Agreement and the Warrants. Under the Registration Rights Agreement, the Company granted certain piggyback registration rights to Elutions and agreed to file and maintain a resale shelf registration statement for the benefit of Elutions.

The Investment Agreement and the agreements and instruments described above are part of a strategic relationship between the parties, pursuant to which the parties intend to work together to market, sell and implement certain products, solutions and services developed by Elutions. As part of the strategic relationship, the parties entered into certain commercial framework documents, including a Market Development Agreement and related Inventory Agreement, on February 25, 2014 and intend to enter into client agreements and bilateral agreements from time to time in the ordinary course of business outlining the terms of the parties' commercial relationship with respect to business development and providing products, solutions and services to clients. The parties have agreed to a term of five years, with automatic two-year renewals unless notice is given, and subject to termination rights in certain events. In the strategic relationship, the Company will work with Elutions with respect to the marketing, sale, installation and implementation of Elutions' "Maestro" products, solutions and services currently developed or developed in the future, including, smart building, data center infrastructure management, maestro asset management and other products, solutions or services which enable the monitoring, analysis and control automation of assets and systems with the purpose of reducing energy consumption and other operational expenses. The Company has agreed to restrictions during the term and for two years thereafter in regard to solutions or services that are substantially similar to or competitive with certain solutions or services of Elutions, and each party has agreed not to hire the other party's employees during the same period.

The parties have agreed on a general framework for pursuing, entering into and implementing customer contracts, which includes providing for joint and separate client pursuits and marketing on an initial and ongoing basis, procedures for contracting with clients, procedures for interface between the parties, limited exclusivity requirements of Elutions relating to identified prospects and clients of the Company, intellectual property rights of Elutions to its products and related restrictions, restrictions regarding use of confidential information, limitations on liability of the parties, independent contractor status of the parties, limitations on publicity by the parties, and dispute resolution, including arbitration. The parties have also agreed to a framework for certain initial inventory orders and reorders by the Company from Elutions, and related commitments, timing and pricing procedures, when the Company is the prime contracting party under certain client statements of work. The parties intend that specific pricing and allocation provisions and other specific commercial terms will be included in individual client statements of work, subject to certain gross margin requirements for the benefit of the Company.